As filed with the Securities and Exchange Commission on December 23, 2003

Registration No. 333-______

--------------------------------------------------------------------------------

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

----------------

BIMS RENEWABLE ENERGY, INC

(Exact name of registrant as specified in its charter)

Florida                                                65-0909206

(State or other jurisdiction of                              (I.R.S. Employer

incorporation or organization)                               Identification No.)

14, PLACE DU COMMERCE, SUITE 388

MONTREAL, QUEBEC, CANADA H3E 1T5

(Address of Principal Executive Offices)

CONSULTING AGREEMENT WITH Zoubir Mahroug

(Full title of the plan)

14, PLACE DU COMMERCE, SUITE 388

MONTREAL, QUEBEC, CANADA H3E 1T5

(514) 362-8188

(Name, address and telephone number, including area code, of agent for service)

with a copy to:

Irving Rothstein, Esq.

Law Offices of Irving Rothstein

292 Madison Avenue, 20th Floor

New York, New York 10017

(212) 685-7600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time at the discretion of stockholders.

                                                       CALCULATION OF REGISTRATION FEE

==================================================================================================================================

                                                                     Proposed              Proposed

    Title of each class of securities          Amount To              Maximum               Maximum              Amount Of

            to be registered                 Be Registered        Aggregate Price          Aggregate            Registration

                                                                     Per Share          Offering Price              Fee

------------------------------------------ ------------------- ---------------------- -------------------- -----------------------

Common Stock Class B, $.001 par value per      1,250,000             $0.40(1)              $500,000                $46.00

share

==================================================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule  457(c), the closing sales price on the OTC:BB on December 22, 2003.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents filed by BIMS Renewable Energy, Inc. (the

"Registrant") with the Securities and Exchange Commission pursuant to Section

13(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") are incorporated herein by reference:

          (a)  The Registrant's Annual Report on Form 10-KSB, filed on February

               19, 2003, for the year ended September 30, 2002;

          (b)  The Registrant's Quarterly Report on Form 10-QSB, filed on

               February 19, 2003, for the quarter ended December 31, 2003;

          (c)  The Registrant's Quarterly Report on Form 10-QSB, filed on June

               11, 2003, for the quarter ended March 31, 2003;

          (d)  The Registrant's Quarterly Report on Form 10-QSB, filed on August

               20, 2003, for the quarter ended June 30, 2003;

          (e)  The Registrant's Current Report on Form 8-K, filed on July

               22, 2003;

          (f)  The description of the Registrant's common stock contained in the

               Registrant's registration statement on Form SB-2/A (Registration

               No.  333-48480) filed on March 2, 2001, including any amendments or reports filed for the purpose of updating that description.

          All documents  filed  subsequent  to the  date  of  this  Registration

Statement pursuant  to Section  13(a), 13(c),  14 or 15(d)  of the 1934 Act  and

prior to the  filing of a  post-effective  amendment  which  indicates  that all securities  offered  have been sold or which  deregisters  all  securities  then remaining  unsold,  shall be  deemed to be  incorporated  by  reference  in this

Registration  Statement  and to be a part  hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for  purposes  of this  Registration  Statement  to the extent  that a statement contained herein or in any other subsequently filed document which also is or is deemed to be  incorporated  by  reference  herein  modifies or  supersedes  such statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not Applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section  607.0850  of the  Florida  Business  Corporation  Act permits indemnification  of officers  and  directors  of the  Registrant  under  certain conditions and subject to certain  limitations.  Section 607.0850 of the Florida

Business  Corporation  Act also  provides  that a  corporation  has the power to purchase and maintain insurance on behalf of its officers, directors, employees,

and agents  against any liability  asserted  against that person and incurred by him or her in such  capacity,  or  arising  out of his or her  status  as  such,

whether  or not the  corporation  would have the power to  indemnify  him or her against such liability  under the provisions of Section  607.0850 of the Florida

Business Corporation Act.

          Neither the Registrant's  By-Laws nor its Certificate of Incorporation

currently provide  indemnification to its officers or directors. In an effort to continue to attract and retain  qualified  individuals to serve as directors and officers,  the Registrant intends to adopt provisions  providing for the maximum indemnification permitted by Florida law.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not Applicable.

ITEM 8.   EXHIBITS.

Exhibit

Number    Description

------    -----------

5.1       Opinion of law offices of Irving Rothstein, as to the legality of the common stock being offered.

10.1      Consulting  Agreement that the Registrant entered into on December 12, 2003 with Zoubir Mahroug.

23.1      Consent of Law Offices of Irving Rothstein  (included in its opinion filed as Exhibit 5.1).

23.2      Consent of Mark Cohen, CPA.

--------------

ITEM 9.   UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

          (1) To file,  during  any  period  in which  offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)     To include any prospectus  required by Section 10(a)(3) of the  Securities  Act of 1933, as amended (the  "Securities

                      Act");

              (ii)    To reflect in the prospectus any facts or events arising

                      after the effective  date of this  Registration  Statement

                      (or the  most  recent  post-effective  amendment  thereof)

                      which,  individually  or in  the  aggregate,  represent  a fundamental change in the  information  set forth in this

                      Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of  securities  offered (if the total dollar  value of  securities  offered  would not exceed that which was  registered)  and any deviation from the low or high  end of the  estimated  maximum  offering

                      range may be  reflected  in the form of  prospectus  filed with the  Commission  pursuant  to Rule  424(b) if, in the aggregate,  the changes in volume and price  represent  no more than 20  percent  change  in the  maximum  aggregate

                      offering price set forth in  "Calculation  of Registration

                      Fee" table in the effective Registration Statement;

               (iii)  To include any additional or changed material information with respect to the plan of distribution;

provided,  however,  that  paragraphs  (1)(i)  and  (1)(ii)  do not apply if the

Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant  pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934 that are incorporated by reference in the

Registration Statement.

          (2) That, for the purpose of determining any liability under the

Securities Act, each such post-effective amendment shall be deemed to be a new registration statement  relating to the  securities  offered  therein,  and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Insofar as   indemnification   for liabilities arising under the

Securities Act may be permitted to directors, officers and controlling persons of the  Registrant  pursuant to the  foregoing  provisions  described  in Item 6 above, or otherwise,  the Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the  Securities  Act and is,  therefore,  unenforceable.  In the event that a claim for indemnification  against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the  successful  defense of any action,

suit or proceeding) is asserted by such director,  officer or controlling person in connection with the securities being registered,  the Registrant will, unless in the  opinion  of its  counsel  the matter  has been  settled  by  controlling precedent,  submit to a court of appropriate  jurisdiction  the question whether such  indemnification  by it is  against  public  policy  as  expressed  in  the

Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, the Province of Quebec on the 18 day of December 2003.

                                        BIMS RENEWABLE ENERGY, INC

                                        By:/s/ Yves C. Renaud

                                           -------------------------------------

                                               Yves C. Renaud

                                               President

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature below constitutes and appoints  Yves C. Renaud his true and lawful attorney-in-fact and agent,  with full power of substitution and  resubstitution,  for him and in his  name,  place  and  stead,  in any and all  capacities,  to sign any and all amendments (including post-effective amendments) to this Registration Statement,

and to file  the  same,  with  all  exhibits  thereto  and  other  documents  in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every  act and  thing  requisite  or  necessary  to be done in and about the premises,  as  fully  to all  intents  and  purposes  as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes,  may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this

Registration Statement has been signed below by the following persons in the capacities indicated on the 23 day of December, 2003.

/s/ Yves C. Renaud

------------------------------           President and Director

Yves C. Renaud

/s/ Abdel Jabbar Abouelouafa

------------------------------           Chairman of the board of Directors

Abdel Jabbar Abouelouafa


/s/ Marcel Mongrain

------------------------------           Director

Marcel Mongrain

                                  EXHIBIT INDEX

Exhibit

Number    Description

------    -----------

5.1       Opinion of Law Offices of Irving Rothstein as to the legality of the common stock being offered.

10.1      Consulting  Agreement that the Registrant entered into on December 23, 2003 with Zoubir Mahroug.

23.1      Consent of Law Offices of Irving Rothstein (included in its opinion filed as Exhibit 5.1).

23.2      Consent of Mark Cohen, CPA.

Exhibit 5.1

LAW OFFICES OF IRVING ROTHSTEIN
_____________________ TELECOPIER (212) 696-9459	ATTORNEYS AT LAW 292 MADISON AVENUE NEW YORK, N.Y. 10017 (212) 685-7600	_____________________ E-MAIL IRV@IRLEGAL.com
December 24, 2003

Board of Directors

BIMS Renewable Energy, Inc.

14 Place du Commerce

Suite 388

Montreal, Quebec,

Canada H3E 1T8

Gentlemen:

As counsel for your Company, I have examined your certificate of incorporation, by-laws, and such other corporate records, documents and proceeding and such questions of law as I have deemed relevant for the purpose of this opinion.

I have also, as such counsel, examined the Registration Statement (the "Registration Statement") of your Company on Form S-8, covering the registration under the Securities Act of 1933, as amended, of 1,250,000 shares of the Company's Common Stock Class B which are to be issued to a consultant of the Company (the "Consulting Stock").

On the basis of such examination, I am of the opinion that:

i.

The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Florida, with corporate power to conduct its business.

ii.

The Company has an authorized capitalization of 125,000,000 shares of Class B Common Stock.

iii.

The Consulting Stock have been duly and validly authorized and when issued in compliance with the terms of the consulting agreement will represent fully paid and non-assessable shares of the Company=s Class B Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ IRVING ROTHSTEIN

 IRVING ROTHSTEIN

Exhibit 10.1

CONSULTANT AGREEMENT

BETWEEN:

BIMS RENEWABLE ENERGY INC a company legally constituted in the State of Florida and located at 14 Place du Commerce, suite 388, Montreal (QC) H3E 1T5 legally represented by Abdel Jabbar Abouelouafa and Yves C. Renaud

(the “Company”) OF THE FIRST PART

AND:

Zoubir Mahroug;

165 Place du Soleil

Montréal (QC) H3E 1R1

(the  “Consultant”) OF THE SECOND PART

________________________________________________

WHEREAS the Company desires to employ the Consultant and the Consultant desires to accept such employment upon the terms and conditions set forth;

IN CONSIDERATION of the mutual covenants herein contained, the parties agree as follows:

1.

POSITION AND TITLE

The Consultant agrees that he will at all times faithfully, industriously, and to the best of his skill, ability, experience and talents, perform all of the duties required in the implantation of the new Intelligent on-line system for the control and operation of disconnecting switches. It is also understood and agreed to by the Consultant that his assignment, duties and responsibilities and reporting arrangements may be changed without causing termination of this agreement, on mutual agreement of Consultant and Company.

The Consultant shall provide such consulting and advisory services as may from time to time be reasonably requested by management of the Company including, without limitation, providing assistance in various matters pertaining to:

-

International development related to ‘’ECLIPSYS’’  technologies

1.

 TERM

The present agreement will be effective for a period of three months, starting on the 1st of January, 2004. This agreement may be renewable on the terms and conditions to be agreed upon by the parties.

•

Furthermore, if the death of Zoubir Mahroug should occur while in employment, the Company will pay the fees to his heirs for The remainder of the contract.

2.

MONETARY

As an advance to the remuneration for all services provided for herein, the Company shall pay the Consultant a fee of five hundred dollars ($500.00) per week, payable in regular installments in accordance with the Company’s usual paying practices. The Company shall at any time increase the Consultant’s advance and may in its sole discretion, grant the Consultant an advance increase. Any such change shall be deemed to be incorporated into this agreement.

However, advance of five hundred dollars ($500.00) per week will be payable beginning the 1st of January, 2004.

As a non-refundable signing bonus at the date of the signature of the present contract, Zoubir Mahroug will receive from the Company 1,250,000 Shares of common stock at .001$.

The consultant has to pay the par value for the shares ($1,250.00).

3.

BONUSES

In addition to the compensation specified in section 3 the Consultant may receive an annual bonus from the Company, based on performance of the Consultant, to be defined between parties.

4.

BENEFITS

The Consultant shall participate in all benefit plans which the Company may have or provide in the future, including without limitation medical/hospital and extended health care benefits, life insurance and wage insurance.

5.

LIABILITY INSURANCE

The employer shall contract a liability insurance appropriate to the consultant functions and responsibilities.

6.

REIMBURSEMENT OF EXPENSES GENERALLY

The company shall reimburse the Consultants for all reasonable expenses actually incurred by him on the Company’s behalf and in the course of his employment upon presentation of substantiating receipts.

7.

 FULL-TIME ATTENTION TO BUSINESS

During the Consultant’s employment with the Company, the Consultant shall devote himself exclusively to the business of the Company and shall not be employed or engaged in any capacity in any other business without the prior written approval of the Company. The Consultant is employed on a full-time basis for the Company. It is understood and agreed to by the Consultant that the hours of work involved will within reason vary and be irregular and are those hours required to meet the objectives of the employment.

8.

 TERMINATION

This agreement may be terminate by the Consultant at any time by giving the Employer with manager majority a two week’s notice in writing. The Company may waive the notice, in whole or in part, but will remain responsible for payment of all salaries, expenses and bonuses due up until the end of the notice period.

9.

NOTICE

Any notice or other communication required or permitted to be given under this agreement shall be in writing and may be delivered personally of by prepaid registered mail, addressed in the case of the Company at 14 Place du Commerce, suite 388, Montreal (QC) H3E 1T5.

Notice given by pre-paid registered mail shall be deemed to have been received by the Recipient on the fourth business day after mailing.

Either party may change the address to which Notice must be delivered upon simple written notice to the other party.

10.

CONFIDENTIAL INFORMATION AND TRADE SECRETS ¨PROPRIETARY INFORMATION¨

The Consultant shall not, either during the term of his Employment or at any time thereafter, disclose to any person, unless required by law, any secrets or confidential information, “Proprietary Information “ concerning the business or affairs or financial position of the Consultant or any company with which the Company is or may hereafter be affiliated.

“Proprietary Information “ shall not include any information which:

(a)  The Company or its Representative possess on a non-confidential basis and not in contravention of any applicable law; or

(b)  Is or becomes generally available through no fault of the Consultant; or

(c)  Is received by the Consultant from an independent third party that is lawfully in the possession of same and under no obligation to Company with respect thereto; or

(d)  Is required to be disclosed pursuant to application law or order of a court of competent jurisdiction; or

(e)  Any information already known to the Consultant prior to entering into the present Employment Agreement;

11.

WAIVER

The waiver by either party of any breach or violation of any provision of this agreement shall not operate of be construed as a waiver of any subsequent breach or violation of it.

12.

13.

 AMENDMENT OF CONTRACT

This agreement contains the whole of the agreement between the Company and the Consultant and there are no other warranties, representations, conditions or collateral agreements except as set forth in this agreement.

Any modification to this agreement must be in writing and signed by the parties hereto or it shall have no effect and shall be void.

14.

 SECTIONS AND HEADINGS

The headings in this agreement are inserted for convenience of reference only and shall not affect interpretation.

15.

 SEVERABILITY

If any provision of this agreement is determined to be invalid or unenforceable in whole or in part such invalidity or unenforceability  shall attached only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full forced and effect.

16.

LANGUAGE

The present Consultant Agreement was drafted in English at the request of the parties. Les parties ont demandé que la présente convention soit rédigée en anglais.

17.

 CHOICE OF LAW

The parties agree that this agreement be governed and interpreted according to the laws in force in the Province of Quebec, Canada.

The Consultant acknowledges that he has read and understands this agreement, and acknowledges that he has had the opportunity to obtain independent legal advice with respect to it.

BOTH PARTIES HAVE REVIEWED AND AGREED ON ALL THE ABOVE ISSUES; SIGNED IN MONTREAL, THIS 23 OF December, 2003.

Consultant                                                       BIMS Renewable Energy Inc

/s/  Zoubir Mahroug                                         /s/__Abdel Jabbar Abouelouafa

     Zoubir Mahroug                                       Abdel Jabbar Abouelouafa

/s/  Yves C. Renaud            _

  Yves C. Renaud

Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

I consent to the use in this Registration Statement on Form S-8 of BIMS Renewable Energy, Inc., of my report dated December 31, 2002 appearing in the 10-KSB which is incorporated by reference.

By:  /s/ Mark Cohen

       Mark Cohen C.P.A.

Hollywood, Florida

12/24/03